EX-16.14.a

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
BNY Mellon Investment Funds IV, Inc. (formerly, The Dreyfus/Laurel Funds, Inc.)
We consent to the use of our report, dated December 28, 2018, with respect to the financial statements of BNY Mellon Disciplined Stock Fund (formerly, Dreyfus Disciplined Stock Fund), a series of BNY Mellon Investment Funds IV, Inc., as of October 31, 2018, incorporated herein by reference and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Additional Information About The Funds” in the Prospectus.
/s/ KPMG LLP

New York, New York
July 31, 2019